Exhibit 99.77L

Item 77L

Scudder California Tax-Free Income Fund, Scudder Florida Tax-Free Income Fund and Scudder New York Tax-Free Income Fund, each a series of SCUDDER STATE TAX-FREE INCOME SERIES

Effective September 1, 2001, Scudder California Tax-Free Income Fund, Scudder Florida Tax-Free Income Fund and Scudder New York Tax-Free Income Fund, each a series of Scudder State Tax-Free Income Series, adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies and began accreting market discount on debt securities.